EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of The Ensign Group, Inc. and the effectiveness of The Ensign Group, Inc.’s internal control over financial reporting dated February 17, 2009, appearing in the Annual Report on Form 10-K of The Ensign Group, Inc. for the year ended December 31, 2008.
Costa Mesa, California
March 3, 2009